Exhibit 5.2

Paris, January 17, 2013

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital Canada Ltd.

2900, 240 – 4th Avenue S.W.

Calgary, Alberta, T2P 4H4

Canada

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $1,000,000,000 principal amount of floating rate notes due 2016 (the “Three-Year Notes”), $1,000,000,000 principal amount of 1.450% notes due 2018 (the “Five-Year Notes”) and $1,000,000,000 principal amount of 2.750% notes due 2023 (the “Ten-Year Notes” and, together with the Three-Year Notes and the Five-Year Notes, the “Notes”) of Total Capital Canada Ltd., a corporation incorporated under the laws of Alberta, Canada (“Total Canada”), and the related guarantees of the Notes (the “Guarantees”) by TOTAL S.A., a société anonyme organized under the laws of the Republic of France (“TOTAL”), I, as Group U.S. Counsel of TOTAL, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. Total Canada filed with the Securities and Exchange Commission, on April 26, 2012, a registration statement on Form F-3ASR (File No. 333-180967-02) under the Act relating to, among other things, the proposed offer and sale of an unspecified principal amount of Total Canada’s guaranteed debt securities, including the Notes. The Notes are being issued under an indenture, dated as of January 28, 2011 (the “Indenture”), between Total Canada and The Bank of New York Mellon, as trustee.

Upon the basis of such examination, I advise you that, in my opinion, assuming that (i) the Registration Statement on Form F-3 dated April 26, 2012 has been duly filed and has become automatically effective under the Act, (ii) the Indenture has been duly authorized and validly executed, (iii) the Notes have been duly authorized and validly executed, and the terms of the Notes and of their issuance and sale have been duly established in conformity with such Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon TOTAL or Total Canada, as the case may be, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over TOTAL or Total Canada, as the case may be, (iv) the Guarantees have been duly authorized and validly executed, (v) the text of the Guarantees related to the Notes has been endorsed on the Notes as contemplated in the Indenture, and (vi) the Notes have been issued and sold as contemplated in the Registration Statement:

(1)	the Notes constitute valid and legally binding obligations of Total Canada, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(2)	each of the Guarantees constitutes a valid and legally binding obligation of TOTAL, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the Republic of France upon the opinion dated the date hereof of Peter Herbel, General Counsel to TOTAL, and as to matters governed by the laws of Canada upon the opinion dated the date hereof of Bennett Jones LLP, Canadian counsel to TOTAL and Total Canada, which opinions are being delivered to you by such counsels.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Notes and the Guarantees and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jonathan E. Marsh
Jonathan E. Marsh
Group U.S. Counsel

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